Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2024 FINANCIAL RESULTS
DECLARES SECOND QUARTER DISTRIBUTION OF $0.34 PER SHARE
Chicago, IL - May 2, 2024 - OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended March 31, 2024.
FIRST QUARTER FINANCIAL HIGHLIGHTS
•Net investment income increased to $0.42 per common share for the quarter ended March 31, 2024 from $0.35 per common share for the quarter ended December 31, 2023.
•Net loss on investments of $1.09 per common share for the quarter ended March 31, 2024, primarily comprised of net unrealized depreciation of $1.15 per common share.
•Net asset value (“NAV”) per common share decreased from $12.09 as of December 31, 2023 to $11.08 as of March 31, 2024.
•As of March 31, 2024, based on fair value, 91% of our loan portfolio consisted of floating rate loans and approximately 100% of our loan portfolio consisted of first lien and second lien loans.
•For the quarter ended March 31, 2024, the investment portfolio’s weighted-average performing income yield decreased to 13.0% from 14.1% during the prior quarter, primarily due to non-recurring interest and prepayment fee income recognized in the prior quarter.
OTHER RECENT EVENTS
•On March 1, 2024, OFS SBIC I, LP, a wholly owned subsidiary, fully repaid its outstanding SBA debentures totaling $31.9 million that were contractually due March 1, 2025, and, on April 17, 2024, surrendered its license to operate as a small business investment company.
•On April 30, 2024, our Board of Directors declared a distribution of $0.34 per common share for the second quarter of 2024, payable on June 28, 2024 to stockholders of record as of June 18, 2024.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Three Months Ended
(Per common share)	March 31, 2024	December 31, 2023
Net Investment Income
Net investment income	$0.42	$0.35

Net Realized/Unrealized Gain (Loss)
Net realized gain (loss) on investments, net of taxes	$0.06	$(0.08)
Net unrealized depreciation on investments, net of taxes	(1.15)	(0.58)
Net realized/unrealized loss	$(1.09)	$(0.66)

Earnings (Loss)
Earnings (loss)	$(0.67)	$(0.31)

Net Asset Value
Net asset value	$11.08	$12.09
Distributions paid	$0.34	$0.34

	As of
(in millions)	March 31, 2024	December 31, 2023
Balance Sheet Highlights	(unaudited)
Investment portfolio, at fair value	$400.4	$420.3
Total assets	410.5	469.8
Net assets	148.4	162.0

“We are pleased to announce that net investment income for the first quarter exceeded the quarterly distribution paid”, said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “We believe that we continue to benefit from the current interest rate environment with the vast majority of our loan portfolio being floating rate and the majority of our debt being fixed-rate.”

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	Three Months Ended
Portfolio Yield(1)	March 31, 2024	December 31, 2023
Average performing interest-bearing investments, at cost	$338.0	$357.9
Weighted-average performing income yield - interest-bearing investments(2)	13.0%	14.1%
Weighted-average realized yield - interest-bearing investments(3)	11.6%	12.8%
(1)    The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)    Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(3)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-income producing structured finance securities.

	Three Months Ended
Portfolio Activity	March 31, 2024	December 31, 2023
Investments in debt and equity investments	$7.3	$7.0
Investments in structured finance securities	—	—
Total investment purchases and originations	$7.3	$7.0
As of March 31, 2024, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $400.4 million, which was equal to approximately 100% of amortized cost;
•Debt investments of $245.4 million, of which approximately 84% and 16% were first lien and second lien loans, respectively;
•Equity investments of $77.1 million;
•Structured finance securities of $77.9 million; and
•Unfunded commitments of $10.9 million to nine portfolio companies.
During the quarter ended March 31, 2024, loans to one portfolio company with an aggregate amortized cost and fair value of $13.5 million and $8.8 million, respectively, were placed on non-accrual status.

RESULTS OF OPERATIONS (unaudited)
(in thousands)	Three Months Ended
	March 31, 2024	December 31, 2023
Total investment income	$14,233	$13,483
Expenses:
Interest expense	4,572	4,684
Base management and incentive fees	2,922	2,819
Other expenses	1,143	1,284
Total expenses	8,637	8,787
Net investment income	5,596	4,696
Net loss on investments	(14,645)	(8,805)
Net decrease in net assets resulting from operations	$(9,049)	$(4,109)
Investment Income
For the quarter ended March 31, 2024, total investment income increased to $14.2 million from $13.5 million in the prior quarter, primarily due to an increase in dividend income of $2.4 million, partially offset by a decrease in interest income of $1.5 million.
Expenses
For the quarter ended March 31, 2024, total expenses decreased by $0.2 million to $8.6 million compared to the prior quarter, primarily due to a decline in interest expense related to a decrease in our average outstanding debt balance. During the quarter ended March 31, 2024, we redeemed $31.9 million of SBA debentures and reduced the total amount outstanding under our revolving credit facility with BNP Paribas by $12.0 million.
Net Gain (Loss) on Investments
For the quarter ended March 31, 2024, we recognized a net loss on investments of $14.6 million, comprised of net unrealized depreciation of $15.4 million, partially offset by net realized gains of $0.8 million. For the quarter ended March 31, 2024, net unrealized depreciation of $15.4 million was primarily due to declines in a couple of portfolio companies.
LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2024, we had $6.1 million in cash, which includes $2.5 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of our credit facility with BNP Paribas, including limitations on the amount of cash OFSCC-FS can distribute to us.
As of March 31, 2024, we had no outstanding balance and an unused commitment of $25.0 million under our senior secured revolving credit facility with Banc of California, as well as an unused commitment of $71.5 million under its revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants. As of March 31, 2024, we had outstanding commitments to fund portfolio company investments totaling $10.9 million under various undrawn revolvers and other credit facilities.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, May 3, 2024, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (844) 763-8274 (Domestic) or (412) 717-9224 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 13, 2024 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #7369839.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the first quarter ended March 31, 2024.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Total investments, at fair value (amortized cost of $399,037 and $403,530, respectively)	$400,414	$420,287
Cash and cash equivalents	6,092	45,349
Interest receivable	2,532	2,217
Prepaid expenses and other assets	1,431	1,965
Total assets	$410,469	$469,818

Liabilities
Revolving lines of credit	$78,500	$90,500
SBA debentures (net of deferred debt issuance costs of $0 and $20, respectively)	—	31,900
Unsecured Notes (net of deferred debt issuance costs of $2,423 and $2,667, respectively)	177,577	177,333
Interest payable	1,905	3,712
Payable to adviser and affiliates	3,380	3,556
Accrued professional fees	438	500
Other liabilities	269	313
Total liabilities	262,069	307,814

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 and 13,398,078 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	134	134
Paid-in capital in excess of par	184,841	184,841
Total accumulated losses	(36,575)	(22,971)
Total net assets	148,400	162,004

Total liabilities and net assets	$410,469	$469,818

Number of shares outstanding	13,398,078	13,398,078
Net asset value per share	$11.08	$12.09

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Investment income
Interest income	$11,393	$13,393
Dividend income	2,711	785
Fee income	129	105
Total investment income	14,233	14,283
Expenses
Interest expense	4,572	4,874
Base management fee	1,523	1,894
Income Incentive Fee	1,399	1,238
Professional fees	414	436
Administration fee	394	482
Other expenses	335	409
Total expenses	8,637	9,333
Net investment income	5,596	4,950
Net realized and unrealized gain (loss) on investments
Net realized gain (loss), net of taxes	798	(4)
Net unrealized depreciation, net of taxes	(15,443)	(1,121)
Net loss on investments	(14,645)	(1,125)
Loss on extinguishment of debt	—	(19)
Net increase (decrease) in net assets resulting from operations	$(9,049)	$3,806
Net investment income per common share – basic and diluted	$0.42	$0.37
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$(0.67)	$0.28
Distributions declared per common share	$0.34	$0.33
Basic and diluted weighted-average shares outstanding	13,398,078	13,398,078

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management’s belief that the Company continues to benefit from the current interest rate environment due to a high percentage of floating rate loans in the portfolio and a majority of liabilities that have a fixed rate of interest, when there can be no assurance that such a composition will lead to future success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
847-734-2084
investorrelations@ofscapital.com

(4)   Registration does not imply a certain level of skill or training

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